Exhibit 10.2

Coherent Corp. 375 Saxonburg Blvd. Saxonburg, PA 16056-9499 USA

September 13, 2023

Richard Martucci

Senior Vice President, Business Operations

Dear Rich,

We are delighted to extend to you an offer for the role of Interim Chief Financial Officer and Treasurer (Interim CFO) at Coherent Corp., effective September 30, 2023. This position will report to me.

Offer details:

1. Monthly Stipend: In addition to your current salary, we are pleased to offer you a monthly stipend of $15,000. This stipend will be in recognition of your role as Interim CFO. This monthly stipend will continue for as long as you serve as Interim CFO.

2. Equity Award: We will recommend to the Compensation and Human Capital Committee of the Board of Directors that you receive a Special One-Time Retention Equity Award, to be granted on November 28, 2023, of Coherent Corp. restricted stock units (RSUs) with a value of approximately $500,000 with vesting over a two-year period at a rate of 50% on the first anniversary of the grant date and 50% on the second anniversary date (subject to continued full-time employment). RSU grants are subject to the terms of our plan and applicable agreements. This equity is a time-based Retention grant.

We believe your extensive experience in financial leadership, coupled with your proven track record of driving financial success, will play a pivotal role in shaping the future of our organization during this interim period.

To formally accept this offer, please sign and return a copy of this letter by September 12, 2023. You may return it via email to me or Chiew Mee Yong.

Should you have any questions or require further clarification regarding any aspect of this offer, please do not hesitate to reach out to me or Chiew Mee Yong.

We eagerly look forward to your contributions as our Interim CFO.

Sincerely,

/s/ Vincent D. Mattera Jr.

Dr. Vincent D. Mattera Jr.

Chair and Chief Executive Officer

I agree to and accept the Interim CFO role on the terms and conditions set forth in this letter.

Richard Martucci (Richard Martucci)         9/13/23 (Date)

coherent.com | T. +1 724 352 4455